Exhibit 99

NEWS RELEASE

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60675

Contact: Cathie Karenas, Investor Relations

(312) 630-0862 or

Dianne Kotsogiannis, Public Relations

Release #01491	(312) 444-4281	http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS RECORD 1999 THIRD QUARTER EARNINGS OF $.90 PER SHARE, UP 15%.

(Chicago, October 18, 1999) Northern Trust Corporation reported record net income per share of $.90 for the third quarter, an increase of 15% from the $.78 earned a year ago. Net income increased 16% to a record $104.2 million from the $90.2 million earned in the third quarter of last year. This performance resulted in a return on average common equity of 20.9%. The quarter included nonrecurring revenues from a branch sale and the sale of some mortgage servicing rights amounting to $3.9 million, or approximately $.02 in earnings per share.

William A. Osborn, Chairman and Chief Executive Officer, commented, "We are pleased to report another record quarter. Trust fee growth continued to be the principal generator of our earnings momentum, with a 19% increase reflecting continued strong new business. Both our personal and our corporate and institutional businesses contributed to this growth, reporting approximately equal levels of trust fees and combining to produce a 13% increase in total revenues. Earnings per share increased 15%, well above our minimum goal of 10%, the return on average common equity of 20.9% exceeded our 18-20% target range for the tenth consecutive quarter, and the productivity ratio of 161% exceeded our 160% target for this key measure."

THIRD QUARTER PERFORMANCE HIGHLIGHTS

Revenues increased 13% to $445.3 million. Trust fees grew 19% to a record $242.4 million in the quarter compared to $203.6 million in the third quarter of last year, representing 54% of total revenues and 79% of noninterest income. Trust assets under administration have grown 22% to $1.38 trillion since September 30, 1998 and 3% since June 30, 1999, as very strong new business was offset by declines in equity values during the third quarter. Assets under management increased 19% to $262.8 billion from one year ago.

Trust fees from Personal Financial Services (PFS) in the quarter increased 22% and totaled $121.0 million compared to $99.3 million in the year-ago quarter. The increase resulted primarily from continued strong new business throughout Northern Trust's national PFS network and from favorable equity markets through June 30, 1999, when market values used in calculating most personal trust fees for the third quarter were determined. All states recorded increases in trust fees of 15% or greater, with Florida, Arizona and Texas each up 24% or more. The Wealth Management Group also had excellent performance, with trust fees increasing 31%. Wealth Management now administers $43.7 billion in assets nationwide, up 37% from last year.

During the quarter the PFS office network expanded further with the opening of an office in the Northwestern Memorial Hospital in Chicago. In addition, PFS moved to a new and larger Oak Street facility built on the site of its prior office on Chicago's north side allowing Northern Trust to provide a broader spectrum of trust and banking services to this key market. Total personal trust assets under administration increased to $131.7 billion at September 30, 1999, up 26% from September 30, 1998. Of these assets under administration, $81.4 billion is managed by Northern Trust, up 25% from one year ago.

Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 16% and totaled $121.4 million compared to $104.3 million in the year-ago quarter, reflecting strong new business. C&IS trust fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide, and all of these services contributed to the third quarter fee growth. Fees from asset management increased 34% to $40.5 million. Excellent new business results increased fees generated by Northern Trust Retirement Consulting, L.L.C., which were up 34% to $12.1 million from last year's third quarter. Custody fees increased to $41.3 million or 9% from the year-ago period while securities lending fees increased 2% to $20.5 million.

Total C&IS trust assets under administration increased to $1.25 trillion at September 30, 1999, up 22% from September 30, 1998. Of the C&IS trust assets under administration, $181.4 billion is managed by Northern Trust, up 17% from September 30, 1998. Trust assets under administration included approximately $228 billion of global custody assets.

Foreign exchange trading profits were $25.0 million compared to $23.6 million in the third quarter of the prior year, benefiting from increased volatility in certain currencies, partially offset by slightly lower client transaction levels.

Total treasury management revenues, which include both fees and the computed value of compensating deposit balances, increased 1% from the third quarter of 1998 to $24.6 million. The fee portion of these revenues in the quarter was $15.8 million, down from $17.6 million from the comparable quarter last year. Security commissions and trading income of $6.8 million were virtually unchanged from a year ago. This reflects a 6% increase in brokerage commissions at Northern Trust Securities, Inc. offset by the absence of futures commissions resulting from Northern Trust's exit from the futures business in 1998.

Other operating income was $16.3 million for the third quarter compared with $12.9 million in the same period of last year. Included in the current quarter is $3.9 million of nonrecurring income resulting from the sale of Northern Trust's Harlem Avenue branch on the northwest side of Chicago, reflecting a decision to better focus resources on targeted markets, and the sale of mortgage servicing rights on certain loans that were previously sold.

Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $138.9 million, up 9% from the $127.7 million reported in the prior year quarter. The increase in net interest income reflects 12% growth in average earning assets and higher levels of noninterest-related funds. The asset growth included a 9% or $1.2 billion increase in loans and leases, a 37% or $1.3 billion increase in money market assets and a 6% or $514 million increase in securities. The net interest margin was 1.95% versus 2.01% for the year-ago quarter. The decline in the margin from a year ago is largely attributable to the growth in low risk short-term securities and money market assets, combined with a lower spread earned on these assets due to the increase in the federal funds rate during the quarter.

Nonperforming assets of $30.3 million at quarter-end were down from $45.2 million at June 30, 1999 and $31.2 million at September 30, 1998. Net charge-offs in the third quarter totaled $7.5 million compared to $1.1 million in the comparable prior year quarter. The provision for credit losses of $.5 million in the third quarter compares to $1.0 million in the same quarter of 1998. The decline in nonperforming loans and the increase in charge-offs during the quarter primarily relates to one commercial credit that emerged from bankruptcy. The approval and implementation of the bankruptcy reorganization plan resulted in the receipt of a partial payment and confirmed the amount of the credit loss on this loan, for which a specific reserve had been previously established. The overall quality of the loan portfolio remains strong. Nonaccrual and restructured loans of $28.9 million at quarter-end represent .19% of total loans and were covered 5.0 times by the $144.9 million reserve for credit losses.

Noninterest expenses totaled $276.1 million for the quarter, an increase of 13% or $32.3 million from the $243.8 million in the year-ago quarter. Over 60% of the increase in noninterest expenses related to compensation and employee benefits. In addition, the expense growth reflects costs associated with technology investments, business promotion,and expansion of the PFS office network.

The increase in compensation and benefits was primarily attributable to staff growth, merit increases and performance-based incentives. Staff levels increased from one year ago to support growth initiatives and strong new business in both PFS and C&IS. Staff on a full-time equivalent basis at September 30, 1999 totaled 8,360, up 5% from 7,950 at September 30, 1998. Staff levels would have been approximately 9% higher than a year ago and compensation and benefits expense would have increased more had Northern Trust not outsourced Illinois check processing at the end of 1998. Check processing expenses are now reflected in other operating expenses. Higher performance-based compensation is principally attributable to increased costs for incentive plans as a result of strong new business and investment management performance.

BALANCE SHEET

Balance sheet assets averaged $31.1 billion for the quarter, up 13% from last year's average of $27.6 billion, reflecting growth in loans, securities and money market assets. Loans and leases averaged $14.6 billion for the quarter, an increase of $1.2 billion or 9%. Residential mortgages increased $565 million or 10% to average $6.1 billion for the quarter and represented 42% of the total loan portfolio. Commercial and industrial loans averaged $4.4 billion during the quarter compared to $4.1 billion in the third quarter of 1998. The securities portfolio increased 6% to $8.9 billion on average during the period while money market assets averaged $4.6 billion in the quarter, up 37% from last year.

During the quarter, Northern Trust's principal bank subsidiary, The Northern Trust Company, strengthened its capital position by issuing $200 million of 7.10% fixed-rate subordinated notes due August 1, 2009 at a discount to yield 7.109%.

Common stockholders' equity averaged $2.0 billion, up 14% from last year's third quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the

Corporation acquired a total of 464,696 shares at a cost of $39.7 million. An additional 5.4 million shares may be purchased after September 30, 1999 under the current share buyback program.

NINE-MONTH PERFORMANCE HIGHLIGHTS

Net income per common share increased 14% to $2.57 for the nine-month period ended September 30, 1999. Net income also increased 14% to $299.0 million compared with $262.3 million last year and resulted in a return on average common equity of 20.7% and a productivity ratio of 160%.

Total revenues increased 12% from 1998 levels. Trust fees totaled $703.1 million, up 17% from $599.6 million last year. Foreign exchange trading profits totaled $79.5 million, up 6% from last year's performance. Treasury management revenues from both fees and the computed value of compensating deposit balances increased 3% to $74.0 million. Net interest income, stated on a fully taxable equivalent basis, totaled $409.2 million, up 8% from $377.9 million reported last year.

The $6.0 million provision for credit losses was $2.0 million below the $8.0 million required in the first nine months of 1998. Noninterest expenses were up 12% and totaled $814.2 million compared to $727.7 million a year ago.

FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to financial goals, business outlook, expansion plans, new business and credit quality. Actual results could differ materially from those indicated by these statements. Northern Trust's 1998 Annual Report to Stockholders, including the section of Management's Discussion and Analysis captioned "Forward-Looking Information," and periodic reports to the SEC contain additional information about factors that could affect actual results.

NORTHERN TRUST CORPORATION			Page1
(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
	THIRD QUARTER

	1999	1998	% Change (*)

Noninterest Income
Trust Fees	$242.4	$203.6	19%
Foreign Exchange Trading Profits	25.0	23.6	6
Treasury Management Fees	15.8	17.6	(10)
Security Commissions & Trading Income	6.8	6.9	(2)
Other Operating Income	16.3	12.9	27
Investment Security Transactions	0.1	0.1	N/M

Total Noninterest Income	306.4	264.7	16

Interest Income (Taxable Equivalent)	414.9	402.6	3
Interest Expense	276.0	274.9	N/M

Net Interest Income (Taxable Equivalent)	138.9	127.7	9

Total Revenue (Taxable Equivalent)	445.3	392.4	13

Noninterest Expenses
Compensation	144.7	126.3	15
Employee Benefits	24.7	23.0	7
Occupancy Expense	19.0	17.4	10
Equipment Expense	16.0	15.9	1
Other Operating Expenses	71.7	61.2	17

Total Noninterest Expenses	276.1	243.8	13

Provision for Credit Losses	0.5	1.0	(50)
Taxable Equivalent Adjustment	10.6	9.7	8

Income before Income Taxes	158.1	137.9	15
Provision for Income Taxes	53.9	47.7	13

NET INCOME	$104.2	$90.2	16%

Net Income Per Common Share
Basic	$0.93	$0.81	15%
Diluted	0.90	0.78	15

Return on Average Common Equity	20.85%	20.55%
Average Common Equity	$1,958.8	$1,718.2	14%
Return on Average Assets	1.33%	1.30%

Common Dividends Declared per Share	$0.24	$0.21	14%
Preferred Dividends (millions)	1.3	1.2	2

Average Common Shares Outstanding (000s)
Basic	110,876	110,518
Diluted	114,769	114,714

(N/M) Not Meaningful

(*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

NORTHERN TRUST CORPORATION			Page 2
(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
	NINE MONTHS

	1999	1998	% Change (*)

Noninterest Income
Trust Fees	$703.1	$599.6	17%
Foreign Exchange Trading Profits	79.5	74.8	6
Treasury Management Fees	51.2	50.9	1
Security Commissions & Trading Income	22.0	21.3	3
Other Operating Income	38.8	39.1	(1)
Investment Security Transactions	0.2	1.3	N/M

Total Noninterest Income	894.8	787.0	14

Interest Income (Taxable Equivalent)	1,173.2	1,147.6	2
Interest Expense	764.0	769.7	(1)

Net Interest Income (Taxable Equivalent)	409.2	377.9	8

Total Revenue (Taxable Equivalent)	1,304.0	1,164.9	12

Noninterest Expenses
Compensation	420.3	373.2	13
Employee Benefits	75.3	69.3	9
Occupancy Expense	54.8	51.6	6
Equipment Expense	47.2	47.3	N/M
Other Operating Expenses	216.6	186.3	16

Total Noninterest Expenses	814.2	727.7	12

Provision for Credit Losses	6.0	8.0	(25)
Taxable Equivalent Adjustment	28.7	27.1	6

Income before Income Taxes	455.1	402.1	13
Provision for Income Taxes	156.1	139.8	12

NET INCOME	$299.0	$262.3	14%

Net Income Per Common Share
Basic	$2.67	$2.34	14%
Diluted	2.57	2.25	14

Return on Average Common Equity	20.71%	20.58%
Average Common Equity	$1,908.0	$1,680.2	14%
Return on Average Assets	1.34%	1.31%

Common Dividends Declared per Share	$0.72	$0.63	14%
Preferred Dividends (millions)	3.5	3.7	(5)

Average Common Shares Outstanding (000s)
Basic	110,891	110,742
Diluted	114,996	114,924
Common Shares Outstanding (EOP)	111,297	111,046

NORTHERN TRUST CORPORATION			Page 3
(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
	SEPTEMBER 30

	1999	1998	% Change (*)

Assets
Money Market Assets	$5,714.1	$5,341.9	7%
Securities
U.S. Government	257.6	327.0	(21)
Federal Agency and Other	8,745.0	5,672.0	54
Municipal	487.1	460.2	6
Trading Account	13.5	13.4	1

Total Securities	9,503.2	6,472.6	47
Loans and Leases	15,049.1	13,600.8	11

Total Earning Assets	30,266.4	25,415.3	19
Reserve for Credit Losses	(144.9)	(146.6)	(1)
Cash and Due from Banks	1,775.2	1,105.2	61
Trust Security Settlement Receivables	343.6	338.7	1
Buildings and Equipment	356.9	334.4	7
Other Nonearning Assets	1,103.0	1,031.8	7

Total Assets	$33,700.2	$28,078.8	20%

Liabilities and Stockholders' Equity
Interest-Bearing Deposits
Savings	$7,420.1	$6,580.3	13%
Other Time	551.9	668.6	(17)
Foreign Office Time	6,616.6	5,975.7	11

Total Interest-Bearing Deposits	14,588.6	13,224.6	10
Borrowed Funds	9,776.8	6,945.2	41
Senior Notes and Long-Term Debt	1,276.6	1,430.2	(11)

Total Interest-Related Funds	25,642.0	21,600.0	19
Demand & Other Noninterest-Bearing Deposits	4,472.6	3,817.0	17
Other Liabilities	1,453.1	783.1	86

Total Liabilities	31,567.7	26,200.1	20
Common Equity	2,012.5	1,758.7	14
Preferred Equity	120.0	120.0	—

Total Liabilities and Stockholders' Equity	$33,700.2	$28,078.8	20%

NORTHERN TRUST CORPORATION			Page 4
(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
	THIRD QUARTER

	1999	1998	% Change (*)

Assets
Money Market Assets	$4,649.4	$3,388.0	37%
Securities
U.S. Government	271.6	339.3	(20)
Federal Agency and Other	8,135.8	7,598.5	7
Municipal	489.9	443.0	11
Trading Account	10.2	12.5	(18)

Total Securities	8,907.5	8,393.3	6
Loans and Leases	14,620.5	13,428.4	9

Total Earning Assets	28,177.4	25,209.7	12
Reserve for Credit Losses	(148.4)	(146.6)	1
Nonearning Assets	3,065.8	2,498.1	23

Total Assets	$31,094.8	$27,561.2	13%

Liabilities and Stockholders' Equity
Interest-Bearing Deposits
Savings	$7,029.4	$6,381.9	10%
Other Time	566.5	678.1	(16)
Foreign Office Time	6,848.9	5,927.9	16

Total Interest-Bearing Deposits	14,444.8	12,987.9	11
Borrowed Funds	8,357.9	7,434.8	12
Senior Notes and Long-Term Debt	1,368.2	1,095.9	25

Total Interest-Related Funds	24,170.9	21,518.6	12
Demand & Other Noninterest-Bearing Deposits	3,971.7	3,584.8	11
Other Liabilities	873.4	619.6	41

Total Liabilities	29,016.0	25,723.0	13
Common Equity	1,958.8	1,718.2	14
Preferred Equity	120.0	120.0	—

Total Liabilities and Stockholders' Equity	$31,094.8	$27,561.2	13%

NORTHERN TRUST CORPORATION					Page 5
(Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)	1999			1998
	Quarters			Quarters

	Third	Second	First	Fourth	Third

Net Income Summary
Trust Fees	$242.4	$236.2	$224.5	$216.7	$203.6
Other Noninterest Income	64.0	66.1	61.6	67.9	61.1
Net Interest Income (Taxable Equivalent)	138.9	135.8	134.5	135.2	127.7

Total Revenue (Taxable Equivalent)	445.3	438.1	420.6	419.8	392.4
Provision for Credit Losses	0.5	5.0	0.5	1.0	1.0
Noninterest Expenses	276.1	271.7	266.4	269.4	243.8

Pretax Income (Taxable Equivalent)	168.7	161.4	153.7	149.4	147.6
Taxable Equivalent Adjustment	10.6	9.2	8.9	8.8	9.7
Provision for Income Taxes	53.9	52.5	49.7	49.0	47.7

Net Income	$104.2	$99.7	$95.1	$91.6	$90.2

Per Common Share
Net Income - Basic	$0.93	$0.89	$0.85	$0.82	$0.81
- Diluted	0.90	0.86	0.82	0.79	0.78
Dividend Declared	0.24	0.24	0.24	0.24	0.21
Book Value (EOP)	$18.08	$17.55	$17.12	$16.37	$15.84
Market Value (EOP)	83.50	97.00	88.81	87.31	68.25

Ratios
Return on Average Common Equity	20.85%	20.65%	20.62%	20.16%	20.55%
Return on Average Assets	1.33	1.37	1.31	1.27	1.30
Net Interest Margin	1.95	2.07	2.07	2.08	2.01
Productivity Ratio (*)	161%	161%	158%	156%	161%
Risk-based Capital Ratios
Tier 1	9.5%	9.5%	9.9%	9.8%	9.4%
Total (Tier 1 + Tier 2)	13.1	12.4	13.1	13.1	12.7
Leverage	7.0	7.3	7.0	6.9	6.9

Trust Assets ($ in Billions) - EOP
Corporate	$1,251.5	$1,205.7	$1,170.4	$1,138.5	$1,024.5
Personal	131.7	131.0	125.6	121.2	104.8

Total Trust Assets	$1,383.2	$1,336.7	$1,296.0	$1,259.7	$1,129.3

Memo: Managed Assets	$262.8	$258.6	$242.7	$236.0	$220.7

Asset Quality ($ in Millions) - EOP
Nonaccrual and Restructured Loans	$28.9	$44.1	$30.2	$32.9	$29.6
Other Real Estate Owned (OREO)	1.4	1.1	2.1	2.3	1.6

Total Nonperforming Assets	$30.3	$45.2	$32.3	$35.2	$31.2

Nonperforming Assets / Loans & OREO	0.20%	0.30%	0.23%	0.26%	0.23%

Gross Charge-offs	$7.7	$0.9	$0.4	$1.0	$1.5
Gross Recoveries	0.2	0.6	0.3	0.2	0.4

Net Charge-offs	$7.5	$0.3	$0.1	$0.8	$1.1

Net Charge-offs (Annualized) to Average Loans	0.21%	0.01%	0.002%	0.02%	0.03%
Reserve for Credit Losses	$144.9	$151.9	$147.2	$146.8	$146.6
Reserve to Nonaccrual and Restructured Loans	501%	345%	487%	446%	496%

(*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.